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                                                           EXHIBIT NO. 99.10(d)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 56 to Registration Statement No. 2-50409 of MFS Series Trust IX of our report dated June 18, 2004, appearing in the annual report to shareholders for the year ended April 30, 2004, of MFS Bond Fund, a series of MFS Series Trust IX, and to the references made to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.



Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Boston, Massachusetts
February 15, 2005